Exhibit 18.1
                     Letter from the Registrant's
             Independent Accountant dated August 12, 2005 indicating a change in the method of applying accounting practices followed by the
                 Registrant for the fiscal year ended
                            June 3, 2005.



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                            August 12, 2005

Board of Directors
Golden Enterprises, Inc. and subsidiary
One Golden Flake Drive
Birmingham, AL 35205

We have audited the Consolidated Financial Statements of Golden Enterprises, Inc, and subsidiary as of June 3, 2005 and May 28, 2004 and for each of the three years in the three year period ended June 3, 2005 incorporated by reference in its Annual Report on Form 10K to the Securities and Exchange Commission and have issued our report thereon dated August 5, 2005. Note 3 to such financial statements describe the Company's adoption during the fiscal year ended June 3, 2005 of a change in accounting policy for determining the self-insured casualty insurance reserve. In prior years, the case reserve method of calculating this reserve was used and in the current year, the Company adopted the fully developed actuarial method of calculating this reserve, which is the preferred method because the fully developed method reflects costs inherent in the total population of claims including claims reported and IBNR (incurred but not reported). The estimate includes the recognition of inflation trends and the fact that injuries may become more severe over time. In our judgment, such a change is to an alternative accounting policy that is preferable under the circumstances.



Very truly yours,

Dudley, Hopton-Jones, Sims & Freeman PLLP


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